UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2012

INTUIT INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21180	77-0034661
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Coast Avenue Mountain View, CA 94043
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 944-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 17, 2012, Intuit Inc. (“Intuit”) entered into a Credit Agreement (the “Credit Agreement”) for a new five-year revolving credit facility in an aggregate principal amount of $500 million by and among Intuit, the Lenders parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents for the Lenders, and Union Bank, N.A., as documentation agent. The Credit Agreement replaces Intuit’s $500 million Five Year Credit Agreement, entered into on March 22, 2007, which was due to expire on March 22, 2012 and was terminated as of February 17, 2012.

The Credit Agreement provides for a $500 million unsecured revolving credit facility (the “Facility”) that will expire on February 17, 2017. Borrowings under the Facility will accrue interest at rates equal, at Intuit’s election, to JPMCB’s alternate base rate plus an applicable margin that ranges from 0.00% to 0.50% or to the adjusted London interbank offered rate (“LIBOR”) plus an applicable margin that ranges from 0.90% to 1.50%, in each case with the applicable margin based on Intuit’s senior debt credit ratings as published by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. Intuit will also pay an annual commitment fee during the term of the Credit Agreement which may vary depending on its senior debt credit ratings. Up to $100 million of the Facility is available to Intuit in specified foreign currencies.

The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on incurrence of indebtedness by Intuit’s subsidiaries and limitations on incurrence of liens. In addition, the Credit Agreement requires that Intuit maintain a ratio of consolidated debt to consolidated annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) of not greater than 3.25 to 1.00, and a ratio of consolidated annual EBITDA to interest payable of not less than 3.00 to 1.00.

The Credit Agreement contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Lenders may declare the outstanding advances and all other obligations under the Credit Agreement immediately due and payable.

Intuit will use amounts borrowed under the Facility for general corporate purposes, including future acquisitions. Intuit is not borrowing under the Facility at this time, but may borrow under the Facility from time to time as opportunities and needs arise.

Some of the Lenders and their affiliates have various relationships with Intuit and its affiliates in the ordinary course of business involving the provision of financial services, including cash management, commercial banking, investment banking or other services.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, which will be filed with Intuit’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2012.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On February 17, 2012, Intuit terminated its existing $500 million Five Year Credit Agreement as described in Item 1.01 above, which information is incorporated by reference into this Item 1.02.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On February 17, 2012, Intuit entered into the Credit Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2012	INTUIT INC.

	By:	/s/ R. Neil Williams
R. Neil Williams
Senior Vice President and Chief Financial Officer